Exhibit 10.26

OUR REF F0529.37/SZR

YOUR REF HCG432X001

3 September 2015

Morton Fraser LLP

Quartermile Two

2 Lister Square

Edinburgh

EH3 9GL

Dear Sirs

Futurestate Limited

HC Glasgow S.a.r.l.

Ground Lease Subjects at Westerhill Road, Bishopbriggs, Glasgow

On behalf of and as instructed by the Seller, we offer to sell the Property to the Purchaser on the following conditions:

1.	Definitions and Interpretation

1.1	In the Missives:

"2012 Act"	means the Land Registration etc (Scotland) Act 2012;

"Advance Notice"	means an advance notice as defined in Section 56 of the 2012 Act;

5th Floor, 1 Exchange Crescent Conference Square Edinburgh EH3 8UL DX 551970 Edinburgh 53 T: +44 (0)131 228 9900 F: +44 (0)131 228 1222 www.shepwedd.co.uk	191 West George Street Glasgow G2 2LB DX GW409 Glasgow T: +44 (0)141 566 9900 F: +44 (0)141 565 1222	Condor House 10 St. Paul's Churchyard London EC4M 8AL DX 98945 Cheapside 2 T: +44 (0)20 7429 4900 F: +44 (0)20 7329 5939	1 Berry Street Aberdeen AB25 1HF DX AB44 Aberdeen T: +44 (0)1224 343 555 F: +44 (0)1224 343 555

Shepherd and Wedderburn LLP is a limited liability partnership incorporated in Scotland with number SO300895. Registered office and principal place of business: 5th Floor, 1 Exchange Crescent, Conference Square, Edinburgh EH3 8UL. The term partner in relation to Shepherd and Wedderburn LLP is used to refer to a member of Shepherd and Wedderburn. A list of the names of the members is available for inspection at the principal place of business. Details of the country or jurisdiction in which the partners are professionally qualified are set out in the partners’ biographies at www.shepwedd.co.uk. All correspondence signed by a named individual is signed for and on behalf of Shepherd and Wedderburn LLP. Shepherd and Wedderburn LLP is authorised and regulated by the Law Society of Scotland and the Solicitors Regulation Authority (with number 447895).

Version 14

December 2014

“Assignation”	means an assignation of the Seller’s interest in the Property, being in the form of the draft set out in Part 8 (Assignation) of the Schedule;

"Completion"	means the Date of Entry or, if later, the date when the Completion Payment is paid and the purchase of the Property is completed in terms of the Missives;

"Completion Payment"	means net amount of (a) the Price subject to all adjustments provided for in the Missives (including all rent and other apportionments) under deduction of (b) the Deposit;

"Conclusion Date"	means the date of conclusion of the Missives;

"Date of Entry"

means the earlier of:

(a)   Friday 30 October 2015; and

(b)   a Working Day occurring in the period from and including 30 September 2015 up to and including Thursday 29 October 2015 (such a Working Day being referred to as “the Earlier Completion Date”), but the Date of Entry shall only be the Earlier Completion Date where the Purchaser’s Solicitors have given to the Seller’s Solicitors not less than 12 Working Days’ prior written notice (excluding e-mail or fax) of the Earlier Completion Date (time being of the essence); And declaring always that the Purchaser’s Solicitors shall only be entitled to provide such prior written notice on one occasion only;

“Deposit”	means TWO MILLION EIGHT HUNDRED AND SEVEN THOUSAND FIVE HUNDRED POUNDS (£2,807,500) STERLING;

"Disclosed Documents"	means the documents listed in Part 1 of the Schedule;

"Encumbrances"	are encumbrances as set out in Section 9 of the 2012 Act;

“Escrow Undertaking (Purchaser’s Solicitors)”	means an undertaking from the Purchaser’s Solicitors in the form of the draft set out in Part 16 of the Schedule (Escrow Undertaking (Purchaser’s Solicitors));

“Escrow Undertaking (Seller’s Solicitors)”	means an undertaking from the Seller ’s Solicitors in the form of the draft set out in Part 15 of the Schedule (Escrow Undertaking (Seller’s Solicitors));

“Ground Lease”	means the lease between Harper Collins Publishers Limited and Antares Properties Limited of subjects at Westerhill Road, Bishopbriggs dated 27 September 1990 and registered in the Books of Council and Session on 7 November 1990, the tenant’s interest in which is registered in the Land Register of Scotland under Title Number GLA73563;

"HMRC"	means HM Revenue & Customs;

"Interest"	means interest on the sum in question at 4% per annum above the base rate from time to time of The Royal Bank of Scotland plc from the date that such sum is due for payment or, if there is no such date specified, the date of demand for such sum until such sum is paid;

“Irrevocable Instructions”	means the irrevocable instructions from the Seller and the Purchaser in the relevant forms set out in Part 14 (Irrevocable Instructions) of the Schedule;

"Landlords"	means the landlords under the Sub-Lease;

“Larchfield”	means LARCHFIELD INVESTMENTS LIMITED, a company incorporated under the Companies Acts (Registered Number 2310614) and having its Registered Office at 40 Queen Anne Street, London, W1G 9EL;

"Larchfield Consent"	Means the letter of consent from Larchfield to the sale of the Property in terms of the draft forming Part 18 of the Schedule (Larchfield Consent);

"Missives"	means the contract constituted by this offer and all duly executed letters following on it;

"Price"	means FIFTY SIX MILLION ONE HUNDRED AND FIFTY THOUSAND POUNDS (£56,150,000) STERLING exclusive of any VAT;

"Property"	means ALL and WHOLE the tenant’s interest in the Ground Lease, being the interest registered in the Land Register of Scotland under Title Number GLA73563;

"Purchaser"	means HC GLASGOW S.à.r.l, a company registered under the Laws of Luxembourg (Registered No. B199341) and having their registered office at 9A boulevard Prince Henri, L-1724, Luxembourg;

"Purchaser's Bank"	means (a) the client account of the Purchaser's Solicitors and/or (b) the client account of the solicitors acting for the Purchaser's heritable creditor and/or (c) if it is a bank which is a shareholder in CHAPS Clearing Co. Limited, and the funds in question are loan funds from that bank for the purpose of acquiring the Property, the Purchaser's heritable creditor;

"Purchaser's Solicitors"	means Morton Fraser LLP (Ref:HCG432X0001/MJR) or such other solicitors as the Purchaser may appoint in their place from time to time and who have been notified in writing to the Seller's Solicitors;

"Schedule"	means the schedule annexed to this offer;

"Seller"	means FUTURESTATE LIMITED, incorporated under the Companies Acts (Registered Number 02989969) and having its Registered Office formerly at 42 Wigmore Street, London, W1U 2RY and now at 40 Queen Anne Street, London, W1G 9EL;

"Seller's Bank Account"

means Shepherd and Wedderburn LLP No1 Client Sterling Account

Sort code: 80-26-26
Account number: 00102110

Bank of Scotland
33 Old Broad Street
London
PO Box 1000
BX2 1LB

IBAN: GB56BOFS80262600102110
Swift/Bic: BOFSGB21456

or such other UK clearing bank account as the Seller's Solicitors nominate by written notice to that effect at least 3 Working Days prior to the Date of Entry;

"Seller's Solicitors"	means Shepherd and Wedderburn LLP (Ref:F0529.37/SZR) or such other solicitors as the Seller may appoint in their place from time to time and who have been notified in writing to the Purchaser's Solicitors;

“Sub-Lease”	the lease and other documentation listed in Part 3A (Sub-Lease) of the Schedule

"Sub-Sub-Leases"	means the sub-sub-lease(s) and other documentation referred to in Part 3B (Sub-Sub-Leases) of the Schedule;

"Tenants"	means the current tenants under the Sub-Lease;

"Title Deeds"	means the title deeds of the Property forming part of the Disclosed Documents;

"Title Indemnity Policy"	means the policy in terms of the draft attached and forming Part 19 of the Schedule (Title Indemnity Policy);

"TOGC"	means a transfer of a business as a going concern for the purposes of section 49(1) of the VAT Act and Article 5 of the Value Added Tax (Special Provisions) Order 1995;

"VAT"	means value added tax as provided for in the VAT Act and any tax similar or equivalent to value added tax or performing a similar fiscal function;

"VAT Act"	means the Value Added Tax Act 1994;

"VAT Group"	means two or more bodies corporate registered as a group for VAT purposes under Section 43 of the VAT Act;

"Working Day"	means any day on which clearing banks in Edinburgh, Glasgow and London are open for normal business.

1.2	In the Missives, unless otherwise specified or the context otherwise requires:

1.2.1	any reference to one gender includes all other genders;

1.2.2	words in the singular only include the plural and vice versa;

1.2.3	any reference to the whole is to be treated as including reference to any part of the whole;

1.2.4	any reference to a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and words importing individuals include corporations and vice versa;

1.2.5	any reference to a Clause, Schedule or Part of the Schedule is to the relevant Clause, Schedule or Part of the Schedule of or to this offer;

1.2.6	any reference to a statute or statutory provision includes any subordinate legislation which is in force from time to time under that statute or statutory provision;

1.2.7	any reference to any statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment;

1.2.8	any phrase introduced by the words "including", "include", "in particular" or any similar expression is to be construed as illustrative only and is not to be construed as limiting the generality of any preceding words;

1.2.9	a document will be duly executed only if it is executed in such manner as meets the requirements of Section 3 or Sections 9B and 9C of the Requirements of Writing (Scotland) Act 1995;

1.2.10	where at any one time there are two or more persons included in the expression "Purchaser" or "Seller" obligations contained in the Missives which are expressed to be made by the Purchaser and/or the Seller are binding jointly and severally on them and their respective executors and representatives whomsoever without the necessity of discussing them in their order;

1.2.11	any reference to funds being cleared means that the funds are immediately available for withdrawal from the holder's bank account;

1.2.12	any reference to "reasonable consent" means the prior written consent of the party in question, such consent not to be unreasonably withheld or delayed; and

1.2.13	where a clause provides that Interest is payable and that the sum must be paid within a specified period, no Interest will accrue on the sum provided it is paid within that period.

1.3	The headings in the Missives are included for convenience only and are to be ignored in construing the Missives.

1.4	The Schedule forms part of the Missives.

2.	Price

2.1	Payment

2.1.1	The Completion Payment will be paid by the Purchaser on the Date of Entry by instantaneous bank transfer of cleared funds from the Purchaser's Bank to the Seller's Bank Account in exchange for the Assignation and other items to be delivered by the Seller referred to in clause 9 (Completion).

2.1.2	A payment not made in accordance with Clause 2.1.1 may be refused.

2.2	Interest

If the Completion Payment (and any VAT which the Purchaser has agreed in terms of clause 3 to pay to the Seller on the Date of Entry) or any part of it is not paid to the Seller on the Date of Entry then, notwithstanding consignation or that the Purchaser has not taken entry, the Purchaser will pay to the Seller Interest on the outstanding money.

2.3	Cancellation of Sale

If the Purchaser fails to pay the Completion Payment (and any VAT which the Purchaser has agreed in terms of clause 3 to pay to the Seller on the Date of Entry) with Interest as set out in clause 2.2 within 10 Working Days after the Date of Entry the Seller is entitled (by written notice to the Purchaser to that effect, but only where the Completion Payment has not been paid as aforesaid) to rescind the Missives, to re-sell the Property to any third party and to claim damages from the Purchaser which may include:

2.3.1	all costs and expenses incurred in relation to the re-marketing of the Property and the re-sale of it;

2.3.2	any shortfall between:

(i)	the sale price received by the Seller on any such re-sale; and

(ii)	the Price; and

2.3.3	financial losses including increased funding costs which the Seller would not have incurred had the Price been paid on the Date of Entry and interest which the Seller could have earned on the Price had it been paid on the Date of Entry.

If the Seller rescinds the Missives, no Interest will be due by the Purchaser in terms of clause 2.2 above.

2.4	Receipt of Money

For the purposes of this clause 2, money will not be deemed paid to the Seller until such time as same day credit on it is available to the holder of the Seller's Bank Account in accordance with normal banking procedure.

2.5	Suspension

The provisions of clauses 2.2 and 2.3 above will not apply and the Seller will not be entitled to the rents under the Sub-Lease in terms of clause 4.2 below for any period(s) of time during which the delay in payment by the Purchaser is due to any failure or breach by or on behalf of the Seller to implement its obligations or duties under the Missives on time.

2.6	Deposit

2.6.1	The Deposit will be payable by the Purchaser’s Solicitors to the Seller’s Solicitors on the Conclusion Date;

2.6.2	The Deposit will be:

(i)	placed on joint deposit by the Seller’s Solicitors in an interest bearing account in the joint names of the Purchaser’s Solicitors and the Seller’s Solicitors immediately on receipt, to be held by them in trust (for the relevant party entitled thereto in accordance with the terms of this Clause 2.6) and to be released only in accordance with the terms of this Clause 2.6;

(ii)	treated as a payment to account of the Price if the purchase of the Property proceeds, and accordingly released to the Seller at Completion;

(iii)	forfeited to the Seller if the Purchaser is in (or deemed to be in) material breach of its obligations under the Missives and the Seller properly rescinds the contract constituted by the Missives as a result; and

(iv)	returned to the Purchaser if the Seller is in material breach of its obligations under the Missives and the Purchaser properly rescinds the contract constituted by the Missives as a result, or if the Purchaser validly resiles in accordance with Clause 12 (Damage or Destruction);

2.6.3	The interest accrued on the Deposit will be paid to the party to whom the Deposit is payable in accordance with the foregoing provisions. For the avoidance of doubt, the interest will be treated as a payment to account of the Price if Clause 2.6.2 (ii) applies;

2.6.4	The Seller and the Purchaser each undertake to the other that they will, and that they will procure that their respective solicitors will, take all such steps as may be necessary as expeditiously as possible to give effect to the foregoing provisions, including signing all necessary bank forms and other documentation.

2.6.5	On the Conclusion Date, the Seller and the Purchaser shall each exhibit to the other their respective Irrevocable Instructions to the Purchaser’s Solicitors and the Seller’s Solicitors (signed on behalf of the Seller and the Purchaser, as applicable, by their respective solicitors).

2.6.6	The Seller will procure that Seller’s Solicitors deliver to the Purchaser’s Solicitors the Escrow Undertaking (Seller’s Solicitors) on receipt by the Seller’s Solicitors of the Deposit.

2.6.7	The Purchaser shall procure that the Purchaser’s Solicitors deliver to the Seller’s Solicitors the Escrow Undertaking (Purchaser’s Solicitors) on payment to the Seller’s Solicitors of the Deposit.

3.	VAT

3.1.1	The Seller and the Purchaser agree:

(i)	that the sale of the Property constitutes a TOGC and accordingly no VAT will be charged on the Price at Completion and no VAT will form part of the Completion Payment;

(ii)	that the business of letting the Property for a consideration is capable of being operated separately as a business; and

(iii)	to use all reasonable endeavours both before and after Completion to procure that the sale of the Property is treated by HMRC as a TOGC.

3.1.2	The Seller confirms to the Purchaser that:

(i)	Larchfield's interest in the Property is as owner of a 50% share in the beneficial ownership only, with legal title to the Property being vested in the Seller.

(ii)	the Seller and Larchfield are jointly registered for the purposes of VAT;

(iii)	the Seller and Larchfield have jointly exercised pursuant to the VAT Act, Schedule 10, paragraph 2 (or been treated pursuant to the VAT Act, Schedule 10, paragraph 21 as having exercised) an option to tax in respect of the Property and have duly notified that option to HMRC to the extent required in order to make it effective;

(iv)	the Seller and Larchfield have not revoked, and will not revoke before Completion, their option and, where such option is treated as having been exercised as a result of a real estate election having been made, will not prior to Completion take any action, or omit to take any action, by virtue of which HMRC could revoke such real estate election;

(v)	the assets to be transferred to the Purchaser in terms of the Missives have been and will, in the period up to Completion, be used continuously for the Seller's and Larchfield's business comprising the letting of and the collection of rents from property and such assets are the only assets in the business to be transferred; and

(vi)	at Completion the Seller, Larchfield and the Tenants will not be members of the same VAT Group.

The Seller has exhibited evidence of the matters stated in clauses 3.1.2(i) and 3.1.2(iii), and the Purchaser shall be deemed to have satisfied itself with such evidence.

3.1.3	The Purchaser has exhibited evidence to the Seller that:

(i)	it (or the representative member of its VAT Group) will be registered or liable to be registered for the purposes of VAT at Completion;

(ii)	it has :

(ii)(a)	exercised an option to tax in respect of the Property under the VAT Act, Schedule 10, paragraph 2 or make a real estate election under the VAT Act, Schedule 10, paragraph 21; and

(ii)(b)	duly notified such option to tax or real estate election (as the case may be) to HMRC,

in either case, so as to ensure that the conditions in Article 5(2A) of the Value Added Tax (Special Provisions) Order 1995 will be satisfied in respect of the Purchaser's acquisition of the Property from the Seller;

(iii)	it (or such other person referred to in clause 3.1.3(ii)) will not revoke its option either before or after Completion and, where such option is treated as having been exercised as a result of a real estate election having been made, will not take any action, or omit to take any action, by virtue of which HMRC could revoke such real estate election;

(iv)	it will use such assets in carrying on the same kind of business as the Seller and Larchfield, namely that detailed in clause 3.1.2(v);

(v)	Article 5 (2B) of the Value Added Tax (Special Provisions) Order 1995 does not apply to the Purchaser in relation to the purchase of the Property; and

(vi)	it is not acting as a nominee.

The Purchaser will exhibit to the Seller, as soon as possible after receipt of the same from HMRC the acknowledgement by HMRC of the notification of such option to tax it being declared (for the avoidance of any doubt) that the Purchaser shall not be obliged to exhibit any such acknowledgement prior to Completion.

3.1.4	If, notwithstanding the provisions above, HMRC direct in writing that VAT is chargeable on the sale of the Property, the Seller will notify the Purchaser in writing within 5 Working Days of the Seller being so advised by HMRC.

3.1.5	The Purchaser will pay to the Seller within 10 Working Days of written demand a sum equal to the amount of VAT determined by HMRC, in exchange for a valid VAT invoice.

3.1.6	Subject to clause 3.1.7, the Purchaser will pay, in addition, to the Seller within 10 Working Days of written demand an amount equal to the total of any interest, penalties, claims, losses, damages, costs and expenses arising as a consequence of, or in relation to the failure to charge and collect VAT on the Price at Completion and to account for such VAT to HMRC except to the extent that VAT is chargeable on the Price as a consequence of the Seller's failure to comply with its obligations and undertakings in terms of this clause 3.

3.1.7	The Seller will use all reasonable endeavours to minimise the amount due under clause 3.1.6.

3.1.8	If the Purchaser fails to pay any amount due under clause 3.1.5 and 3.1.6 within the relevant time limit, the Purchaser will pay Interest on the outstanding amount. No Interest will be payable under this clause in respect of any amount and time period to the extent that the Seller has already been compensated under clause 3.1.6 for interest in respect of the same amount and the same time period.

3.1.9	The Purchaser, the Seller and Larchfield do not intend to make a joint application under regulation 6(1) of the VAT Regulations 1995 (SI 1995/2518) for the Purchaser to be registered for VAT under the Seller's and Larchfield's VAT registration number and the Seller confirms that it will allow the Purchaser such access to VAT records relating to the Property as required by Section 49 of the VAT Act as amended by the Finance Act 2007.

3.2	Capital Goods Scheme

The Seller confirms to the Purchaser that none of the assets to be transferred to the Purchaser in terms of the Missives is a capital item to which the Capital Goods Scheme (per Regulation 112 to 116 of the Value Added Tax Regulations 1995 as amended) applies or will apply in the period up to Completion.

4.	Entry and apportionments

4.1	Entry

Entry to the Property subject only to and with the benefit of the Sub-Lease and the Sub-Sub-Leases will be given on the Date of Entry.

4.2	Rent apportionment

4.2.1	The rents payable under the Sub-Lease will, subject to clause 2.5 above, be apportioned (net of VAT) at Completion on the basis that the Purchaser will receive a 1/365th part of the rent for each day from (and including) Completion to (but not including) the next rent payment date(s) under the Sub-Lease.

4.2.2	The rents will be apportioned on the assumption that the Seller has received payment of all sums due prior to Completion, whether or not that is in fact the case.

4.2.3	In the case of any rent review under the Sub-Lease where the date of such review occurs prior to Completion but the reviewed rent has not been determined by Completion the rent will be apportioned on the basis of the passing rent of £5,132,000 per annum.

4.3	Other apportionments

4.3.1	All other payments under the Sub-Lease and all other outgoings for the Property (other than rates and, insurance) will be apportioned as at Completion on an equitable basis.

4.3.2	Within 5 Working Days after Completion, the Seller or the Seller's Solicitors will advise the local authority of the change of ownership of the Property so that any apportionment of rates can be carried out by the local authority.

5.	Other payments

5.1	Arrears

5.1.1	If any rents or other payments under the Sub-Lease are in arrears at Completion the Purchaser will use all reasonable endeavours to procure payment from the Tenants as soon as practicable after Completion provided that the Seller keeps the Purchaser free of expense.

5.1.2	The Purchaser will pay to the Seller all sums relating to such arrears (together with any interest paid by the Tenants in terms of the relevant Sub-Lease) within 5 Working Days of cleared funds being received from the Tenants.

5.1.3	If the Seller or its agents receive any payments from the Tenants after Completion which do not relate to arrears due to the Seller it will pay them to the Purchaser within 5 Working Days of cleared funds being received from the relevant Tenant.

5.1.4	If requested by the other, the Seller and the Purchaser will each assign to the other such rights as are reasonably necessary to enable them to recover from the Tenants (or the guarantors under the Sub-Lease) any sums due under the Sub-Lease to which they are entitled in terms of the Missives and that for a period of 6 months from Completion. The Seller may not take any steps to sequestrate any Tenant or appoint a receiver or liquidator to the Tenants or any such guarantors except with the reasonable consent of the Purchaser.

5.2	Rent Deposits

There are no rent deposits paid by the Tenants and held by or to the order of the Seller (or their agents) as Landlords,

6.	Disclosed Documents

6.1	Subject to Clause 9 below (Completion) the Purchaser is deemed to have examined the Disclosed Documents and accepts that it is purchasing the Property on the basis that it has satisfied itself on all matters disclosed in them and on the validity and marketability of the Seller's title to the Property.

6.2	Clause 6.1 will override any other provision of the Missives apparently to the contrary and any confirmation, warranty or undertaking given by the Seller in the Missives is given subject to the Disclosed Documents whether or not that is expressly stated.

7.	Title

7.1	Encumbrances

7.1.1	So far as the Seller is aware there are no Encumbrances affecting the Property other than as referred to in the Disclosed Documents.

7.1.2	The Property is sold with and under the Encumbrances affecting the Property whether specified or referred to in the Title Deeds or not.

7.2	Minerals

The minerals are included in the sale to the extent to which the Seller has any right to them.

7.3	Outstanding disputes

During the period that the Seller has owned the Property, there have been no disputes which remain outstanding with neighbouring proprietors or third parties about items common to the Property and adjacent premises, access to or from the Property, the title to the Property or similar matters.

7.4	Possession

The Seller confirms that it is currently in legal possession of the Property as Landlords under the Sub-Lease and, subject to the Sub-Lease and the Sub-Sub-Leases, has been in such legal possession of the Property openly, peaceably and without judicial interruption for a continuous period of at least one year.

7.5	Community interests

The Seller has not received any notices in terms of Section 37 of the Land Reform (Scotland) Act 2003 in respect of the Property.

7.6	Occupancy rights

The Seller confirms that no part of the Property is (or has within the prescriptive period been) used as a private residence and consequently that the provisions of none of the Matrimonial Homes (Family Protection) (Scotland) Act 1981 as amended, or the Family Law (Scotland) Act 1985, or the Civil Partnership Act 2004 apply to the Property or any part of it, or to the Seller's interest in the Property.

7.7	Advance Notices

7.7.1	The Seller will apply to the Keeper for an Advance Notice for the Assignation, in the form adjusted with the Purchaser, to be either (i) entered on the application record for the Property or (ii) recorded in the Register of Sasines, no earlier than 5 Working Days prior to the Date of Entry. The cost of the Advance Notice for the Assignation will be met by the Seller.

7.7.2	The Seller consents to the Purchaser applying to the Keeper for Advance Notices for any deeds which the Purchaser intends to grant in relation to the Property. The cost of any Advance Notices which the Purchaser applies for will be met by the Purchaser.

7.7.3	If the Seller rescinds the Missives in the circumstances set out in Clause 2.3 (Cancellation of Sale) the Purchaser consents to the discharge of the Advance Notice for the Assignation and the Purchaser confirms that it will immediately discharge at its own cost any Advance Notice submitted by it if requested to do so by the Seller.

7.7.4	If Completion is likely to occur after the Date of Entry, the Seller, if requested to do so by the Purchaser, will apply for a further Advance Notice for the Assignation, in the form adjusted with the Purchaser, and the cost of any additional Advance Notices will be met:

(i)	by the Seller, if the delay in settlement is due to any failure or breach by or on behalf of the Seller to implement its obligations under the Missives on time; or

(ii)	by the Purchaser, if the delay in settlement is due to any failure or breach by or on behalf of the Purchaser to implement its obligations under the Missives on time.

7.7.5	The Seller's Solicitors will not provide any letter of obligation which undertakes to clear the records of any deed, decree or diligence.

7.8	Land Register requirements

7.8.1	Subject to Clause 7.8.2 below, the Seller will deliver to the Purchaser, on demand from time to time and at the Seller's expense, such documents and evidence as the Keeper may require to enable the Keeper to update or create (as the case may be) the Title Sheet of the Property to disclose the Purchaser as the registered holder of the Property. Such documents will include (unless the Property comprises part only of a building):

(i)	a plan or bounding description sufficient to enable the Property to be identified on the cadastral map; and

(ii)	evidence (such as a plans report) that (i) the description of the Property in the Title Deeds is habile to include the whole of the occupied extent and (ii) there is no conflict between the extent of the Property and any registered cadastral units.

7.8.2	After Completion, the Seller will deliver such documents and evidence as are specified in Clause 7.8.1 above only if the Assignation is presented for registration not later than 14 days after Completion.

8.	Sub-Lease

8.1	Warranties

The Seller warrants that, except as disclosed in Part 4 of the Schedule:

8.1.1	The Sub-Lease accurately sets out the whole terms of the sub-letting of the Property and in so far as the Seller is aware (but without having made any specific enquiry) the Sub-Sub-Leases accurately set out the whole terms of the sub-sub-letting of the Property;

8.1.2	The Sub-Lease has not been amended or varied in a manner which is binding on the Purchaser and they will not be so amended or varied, prior to Completion, except with the prior written consent of the Purchaser.

8.1.3	The information disclosed in the rent payment history (forming part of the Disclosed Documents) is complete and accurate in all respects.

8.1.4	The Seller is not aware of any material breach by the Tenants of any of their obligations under the Sub-Lease which would not be reasonably ascertainable from an inspection of the Property.

8.1.5	The Seller has not received written notification from any of the Tenants of claims or disputes under the Sub-Lease against the Landlords which are outstanding.

8.1.6	There are no notices issued by the Seller to the Tenants, or by any of the Tenants to the Seller, under the Sub-Lease which remain to be implemented.

8.1.7	No notices by or on behalf of any of the Tenants exercising any option to break or terminate the Sub-Lease have been served on the Seller or vice versa.

8.1.8	The Seller has not received written notification of the insolvency, liquidation, administration or receivership of the Tenants.

8.1.9	The Seller has not received written notification of the creation of any fixed or floating charges over the interest of any of the Tenants under the Sub-Lease.

8.2	Period to Completion

The Seller will take all necessary steps which a prudent landlord (acting reasonably) would take in the interests of good estate management to ensure that the warranties given in clause 8.1 above apply at Completion.

8.3	Interim management

8.3.1	In the period from the date of this offer until Completion, the Seller will:

(i)	implement its obligations under the Sub-Lease;

(ii)	continue to manage the Property and the Sub-Lease as a responsible landlord and in accordance with the principles of good estate management; and

(iii)	disclose in writing any changes to the confirmations given in clause 8.1.

8.3.2	The Seller will not:

(i)	terminate or accept a renunciation of the Sub-Lease; or

(ii)	grant any new lease; or

(iii)	vary the Sub-Lease; or

(iv)	settle any rent review under the Sub-Lease, propose or agree any reference to a third party for determination of any rent review or make or agree any proposal for a reviewed rent; or

(v)	serve any notice under the Sub-Lease; or

(vi)	carry out any alterations to the Property

except with the prior written consent of the Purchaser.

8.3.3	If any application to the Seller for its consent under the Sub-Lease is still outstanding, or if any such application is made prior to Completion, the Seller will not grant consent without the prior written approval of the Purchaser. In relation to each such application, the Purchaser will timeously comply with the obligations of the Seller, as Landlords, failing which the Purchaser will indemnify the Seller fully in respect of all liability incurred by the Seller to the Tenants in relation to the relevant applications.

8.4	Rent Reviews

There are no outstanding rent reviews under the Sub-Lease.

9.	Completion

9.1	At Completion, the Purchaser will pay the Completion Payment to the Seller in terms of clause 2.1 above;

9.2	In exchange for performance by the Purchaser of its obligations under Clause 2.1, at Completion the Seller will deliver to the Purchaser:

9.2.1	Assignation

the Assignation duly executed by the Seller.

9.2.2	Title Deeds

(i)	the Title Deeds; and

(ii)	all necessary links in title evidencing the Seller's exclusive ownership of the Property.

9.2.3	Leases

the Sub-Lease and the Sub-Sub-Leases.

9.2.4	Disclosed Documents

the remaining Disclosed Documents

9.2.5	Legal Reports

(a)	a legal report brought down to a date as near as practicable to Completion which report will show:

(i)	no entries adverse to the Seller's interest in the Property;

(ii)	the Advance Notice for the Assignation; and

(iii)	no other Advance Notices other than those submitted by the Purchaser;

(b)	a search in the Register of Community Interests in Land brought down as near as practicable to Completion showing nothing prejudicial to the ability of the Seller validly to transfer title to the Property to the Purchaser.

the cost of the legal report and search being the responsibility of the Seller.

9.2.6	Charges Searches

Searches in the Register of Charges and company file of the Seller from the date of its incorporation or the date of inception of the Register (whichever is the later) brought down:

(i)	as near as practicable to Completion; and

(ii)	within 3 months following Completion, to a date at least thirty six days after Completion.

in both cases disclosing no entry prejudicial to the Purchaser's interest, but the Seller's Solicitors will not provide a letter of obligation in respect of the updated search in the Register of Charges and company file.

9.2.7	Discharge

a discharge duly executed by the heritable creditor in any standard security affecting the Property together with completed and signed application forms for registration and payment for the correct amount of registration dues.

9.2.8	Letter of Consent and Non-crystallisation

a letter of consent and non-crystallisation in the holder's usual form (releasing the Property from charge or otherwise in terms that confer a valid title on the Purchaser subject to compliance with any time limit for registration of the Purchaser's title) in respect of the transaction envisaged by the Missives from each holder of a floating charge granted by the Seller.

9.2.9	Retrocession of Assignation of Rents

(if applicable) a retrocession of assignation of rents duly executed by the creditor in respect of any assignation of rents affecting the landlord’s interest in the Sub-Lease.

9.2.10	Change of Landlord

a notice of change of landlord in terms of the draft notice forming Part 7 (Change of Landlord) of the Schedule addressed to the Tenants and signed by the Seller's Solicitors.

9.2.11	Change of Ownership

a notice of change of interest in the Property to the Superior Landlord in terms of the draft notice forming Part 17 (Change of Ownership) of the Schedule and signed by the Seller's Solicitors.

9.2.12	Assignation of Guarantees

the assignation of guarantees in terms of the draft forming Part 13 (Assignation of Guarantees) of the Schedule duly executed by the Seller.

9.2.13	Larchfield Consent

the Larchfield Consent duly executed by Larchfield.

9.2.14	Title Indemnity Policy

the principal Title Indemnity Policy and evidence that the Seller has paid in full the premium due in relation to the same.

9.2.15	Other Documents

any other deeds and documents to be delivered to the Purchaser on or before Completion in terms of the Missives.

10.	Post Completion

Provided that the Assignation is presented for registration prior to the earlier of 14 days after Completion and the date of expiry of the last Advance Notice registered in relation to the Assignation in terms of Clause 7.7, the updated or newly created Title Sheet of the Property will contain no exclusion or limitation of warranty in terms of Section 75 of the 2012 Act and disclose no entry, deed or diligence (including any charging order under the Buildings (Recovery of Expenses) (Scotland) Act 2014 or any notice of potential liability for costs registered under the Tenements (Scotland) Act 2004 or the Title Conditions (Scotland) Act 2003) prejudicial to the interest of the Purchaser other than such as are created by or against the Purchaser or have been disclosed to, and accepted in writing by, the Purchaser prior to Completion.

11.	Insurance

11.1	From the Conclusion Date until Completion, the Seller will keep the Property insured in accordance with the Landlords' obligations under the Sub-Lease. As soon as reasonably practicable after the Conclusion Date, the Seller will make available to the Purchaser written details of such insurances, if it has not already provided this information.

11.2	Immediately following the Conclusion Date, the Seller will use its reasonable endeavours to have the Purchaser's interest in the Property (as purchaser, price unpaid) endorsed or noted on or otherwise (either specifically or generically) covered by its policies of insurance and will exhibit evidence to the Purchaser that it has done so.

11.3	The Seller will:

11.3.1	within 5 Working Days after Completion cancel such insurances (under reservation of all prior claims), and

11.3.2	provided that the insurance premiums have been paid in full by the Tenants in question, within 5 Working Days after receipt, refund to the relevant Tenants all repayments of premium due to them and exhibit evidence to the Purchaser of having done so.

12.	Damage or destruction

12.1	Risk of damage to or destruction of the Property will not pass to the Purchaser until Completion.

12.2	If prior to Completion the Property sustains damage (whether insured or otherwise) which at common law would entitle a hypothetical tenant under a hypothetical lease of the Property to an abatement of rent of an amount exceeding 20% of the rent, either party will be entitled to resile from the Missives without penalty on delivery of written notice to that effect to the other's solicitors no later than midday on the date on which Completion is due to take place, time being of the essence.

12.3	If there is any dispute as to whether the Property has suffered such damage, the matter will be referred to the decision of an independent surveyor, who will act as an expert, appointed, failing agreement, by the Chairman of the RICS in Scotland on application by either party. The independent surveyor's decision will be binding on the parties. If the independent surveyor dies, delays or becomes unwilling or incapable of acting then either the Seller or the Purchaser may apply to the Chairman to discharge that independent surveyor and appoint a replacement. The fees and expenses of the independent surveyor and the cost of appointment are payable by the Seller and the Purchaser in the proportions which the independent surveyor directs and if no direction is made equally.

12.4	Subject to clause 12.2 if the Property is damaged or destroyed by an insured risk prior to Completion, the Seller's responsibility to the Purchaser, at Completion, will be:

12.4.1	to pay to the Purchaser the insurance proceeds received by the Seller to the extent that they have not been spent on reinstatement; and

12.4.2	to assign its rights in respect of the insurance proceeds specified in clause 12.4.1 to the Purchaser.

13.	Statutory matters

13.1	Statute

The Purchaser is deemed to have satisfied itself on the application of all statute and statutory regulations and rules in so far as affecting or relating to the Property and, except as expressly provided for in the Missives, the Seller gives no warranties or assurances on such matters.

13.2	Statutory Repairs Notices

Any local authority statutory repairs notices affecting the Property which are issued prior to Completion will as between the Purchaser and the Seller be the responsibility of the Seller except to the extent that (i) they are instigated by or with the authority of the Purchaser or (ii) they are the responsibility of any of the Tenants in accordance with the Leases. Liability under this clause will subsist until met and will not be avoided by the issue of a fresh notice.

13.3	Energy Performance Certificate

The Seller confirms that a valid current energy performance certificate (in terms of the Energy Performance of Buildings (Scotland) Regulations 2008) has been obtained for, and affixed to, the Property.

13.4	Green Deal

The Property is not subject to a green deal plan as defined in Section 1 of the Energy Act 2011.

14.	No Employees

14.1	As at the Conclusion Date and Completion, the Seller confirms that there are no persons to whom the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 2006 ("Employment Regulations") will apply in relation to:

14.1.1	the sale of the Property; and

14.1.2	the creation or cessation of any contractual relationship consequent to such sale with the effect of such person’s employment (or liability for it and its termination) being deemed to transfer to the Purchaser or any contractor of the Purchaser at Completion.

14.2	If it is asserted or found by a court or tribunal that the Employment Regulations apply in relation to any person ("Employee"), the Purchaser or any of its contractors may terminate the employment of the Employee within 10 Working Days, where it has not already terminated, and if the Purchaser complies with its obligations under this clause 14 (where applicable), the Seller undertakes to keep the Purchaser and/or its contractors indemnified, on demand, against all costs, claims, liabilities and expenses (including reasonable legal expenses) of any nature arising out of the employment of the Employee prior to Completion or the termination of it (whether it is terminated by the Purchaser or any other person and whether before, on or after Completion).

14.3	The Seller acknowledges and agrees that the Purchaser will grant an indemnity in favour of each and any of its contractors to the same extent that the Seller is undertaking to indemnify the Purchaser in terms of clause 14.2 and agrees that in the event of a claim on any indemnity in terms of clause 14.2 for loss incurred by the Purchaser, that loss will include the amount, if any, which the Purchaser has paid or is required to pay to any of its contractors by virtue of any indemnity granted by the Purchaser in accordance with the provisions of this clause.

15.	Guarantees

15.1	In so far as the Seller can validly do so, the guarantees will be assigned to the Purchaser in terms of the draft assignation of guarantees forming Part 13 of the Schedule.

15.2	The Purchaser will:

15.2.1	within 15 Working Days after Completion duly execute the assignation of guarantees delivered to the Purchaser at Completion; and

15.2.2	within 20 Working Days after Completion, intimate the assignation of guarantees to the appropriate parties and deliver a copy of the intimation to the Seller.

16.	Confidentiality

16.1	Pre-Completion

The Purchaser and the Seller will not disclose details of the Missives or the acquisition of the Property by the Purchaser to the press or otherwise prior to on or after Completion except:

16.1.1	with the reasonable consent of the other party;

16.1.2	to the Purchaser and the Seller's respective agents and professional advisers in connection with the acquisition/sale of the Property;

16.1.3	to the Purchaser's bankers or other providers of finance (and their professional advisers) in connection with the acquisition of the Property;

16.1.4	where and only to the extent required by law; and

16.1.5	where and only to the extent required to comply with the requirements of the Stock Exchange or any other regulatory or government authority.

16.2	Clause 16.1 shall not prevent either the Seller or the Purchaser from issuing to their respective investors information on the sale of the Property.

16.3	Agents

The Purchaser and the Seller will ensure that their respective agents and professional advisers comply with the undertakings in this clause 16.

17.	Formal documentation

17.1	Formal documentation required

Neither the Seller nor the Purchaser will be bound by any acceptance of this offer or any other letter purporting to form part of the Missives or any amendment or variation of the Missives unless it is duly executed.

17.2	Complete Agreement

The Missives (including the annexations) will represent and express the full and complete agreement between the Seller and the Purchaser relating to the sale of the Property at the Conclusion Date and will supersede any previous agreements between the Seller and the Purchaser relating to it. Neither the Seller nor the Purchaser has been induced to enter into the Missives on account of any prior warranties or representations.

18.	Supersession

The provisions of the Missives (other than clauses 2.3, 7.8, and 14) which will remain in full force and effect until implemented) in so far as not implemented by the granting and delivery of the Assignation, and others, will remain in full force and effect until:

18.1	in the case of the lease warranties given in clause 8 six years after the Date of Entry; and

18.2	in the case of all other provisions the earlier of:

18.2.1	the date when such provisions have been implemented; and

18.2.2	two years after the Date of Entry except in so far as they are founded on in any court proceedings which have commenced within such two year period.

19.	Exclusion of Personal Liability

19.1	No personal liability will attach to the Purchaser's Solicitors by virtue of their entering into the Missives in their capacity as agents for the Purchaser.

19.2	No personal liability will attach to the Seller's Solicitors by virtue of their entering into the Missives in their capacity as agents for the Seller.

19.3	The Seller and the Purchaser will be solely liable to each other for compliance with, and fulfilment of, their respective obligations under the Missives.

20.	Assignation

The Purchaser may not (whether at common law or otherwise):

20.1.1	assign, transfer, grant any security interest over, hold on trust or deal in any other manner with the benefit of the whole or any part of its interest in the Missives;

20.1.2	sub-contract any or all of its obligations under the Missives; nor

20.1.3	purport to do any of the foregoing.

21.	Proper law and prorogation

The Missives and the rights and obligations of the Seller and the Purchaser will be governed by and construed in accordance with the law of Scotland and the Seller and the Purchaser will be deemed to have agreed to submit to the non-exclusive jurisdiction of the Scottish courts.

Yours faithfully

/s/ David G. Mitchell, a Member for and on behalf of Shepherd and Wedderburn LLP as agents for Futurestate Limited	Witness Signature:	/s/ Victoria McHugh

	Witness Name:	Victoria McHugh

	Witness Address:	1 Exchange Crescent, Conference
Square, Edinburgh

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